Morgan Stanley Institutional Fund, Inc. - International
Small Cap Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: .Delta Lloyd N.V.
Purchase/Trade Date: 1/9/2013
Offering Price of Shares: $12.650
Total Amount of Offering: 34,288,800 shares
Amount Purchased by Fund: 19,817 shares
Percentage of Offering Purchased by Fund: 0.058
Percentage of Fund's Total Assets: 0.26
Brokers:  Morgan Stanley, Barclays, Goldman Sachs
Purchased from: Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.